EXHIBIT I

EXECUTION VERSION

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, NY 10036

CONFIDENTIAL

April 25, 2022

X Holdings III, LLC

c/o Elon R. Musk

2110 Ranch Road 620 S. #341886
Austin, TX 78734

Project X
Commitment Letter

Ladies and Gentlemen:

You have advised Morgan Stanley Senior Funding, Inc. (“MSSF”), Bank of America, N.A. (“BOFA”), Barclays Bank plc (“Barclays”), MUFG Bank, Ltd. (“MUFG”), Credit Suisse AG, Cayman Islands Branch (“CS”), BNP Paribas (“BNPP”), Citibank, N.A. (“Citi”), Deutsche Bank AG, London Branch (“DB”), Mizuho Bank, Ltd. (“Mizuho”), Royal Bank of Canada (“RBC”), Société Générale (“SG”), and Canadian Imperial Bank of Commerce (“CIBC” and, together with MSSF, BOFA, Barclays, MUFG, CS, BNPP, Citi, DB, Mizuho, RBC, and SG, “we,” “us” or a “Commitment Party” and, together with any other commitment party that becomes a party hereto pursuant to Section 2 hereof collectively, the “Commitment Parties”) that X Holdings III, LLC, a Delaware limited liability company (the “Borrower” or “you”), formed at the direction of, and to be controlled directly or indirectly by or under common control with, certain funds, partnerships and other entities advised, managed or controlled by the Principal (the “Guarantor” and, together with certain of his affiliates, collectively, the “Sponsor”), intends to obtain funds such that Sponsor may acquire, directly or indirectly, all of the outstanding equity interests of (the “Common Stock Interests”) or, directly or indirectly, merge with, Twitter, Inc. (the “Issuer”) (the “Acquisition”). It is intended that a portion of the financing for the Acquisition may, at your election, include a margin loan facility (the “Facility”) in an aggregate principal amount of up to $12,500.0 million (as may be decreased (but not increased) by the Borrower as set forth herein, the “Maximum Facility Amount”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Summaries of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet” and this commitment letter, the Term Sheet and the Conditions Annex (as defined below), collectively, the “Commitment Letter”). All references to “dollars” or “$” in this Commitment Letter and the Fee Letter (as defined below) are references to U.S. dollars.

1.	Commitments.

In connection with the Acquisition, each of MSSF, BOFA, Barclays, MUFG, CS, BNPP, Citi, DB, Mizuho, RBC, SG, and CIBC (together with any other initial lender that becomes a party hereto pursuant to Section 2 hereof, the “Initial Lenders” and, each, an “Initial Lender”) is pleased to advise you of its commitment to provide you with the principal amount of the Facility and commitments as set forth opposite its name on Schedule I hereto (each a “Funding Commitment”) and subject only to the satisfaction (or waiver) of the conditions set forth on Exhibit B (the “Conditions Annex”); provided that you may, at your election, decrease the Funding Commitments of the Initial Lenders on a pro rata basis in accordance with this Commitment Letter. The aggregate Funding Commitments of the Initial Lenders may not exceed the Maximum Facility Amount at any time.

Each Initial Lender’s Funding Commitment will be effective from the date all Initial Lenders have signed this Commitment Letter (such date, the “Lender Effective Date”). Your obligations under this Commitment Letter will not become effective until the date you return to the Joint Bookrunners (or their counsel) an executed counterpart hereof (such date, the “Countersign Effective Date”).

Subject to the occurrence of the Termination Date (as defined in Section 10), commencing on the Lender Effective Date, the Initial Lenders’ Funding Commitments will remain available to the Borrower until 11:59 p.m., New York City time, on May 4, 2022 (the “Countersign Expiration Time”); provided that commencing on the Countersign Effective Date, the Initial Lender’s Funding Commitments will remain available to the Borrower during the Availability Period (as defined below); provided, further, that, if you have not returned to the Joint Bookrunners (or their counsel) an executed counterpart of this Commitment Letter by the Countersign Expiration Time, each Initial Lender’s respective Funding Commitment will expire at such time.

On or prior to the Countersign Effective Date or at any time thereafter, you or the Guarantor may elect, by written notice to the Joint Bookrunners (which may be electronic notice), to decrease (but not increase) the Maximum Facility Amount. Any such decrease to the Maximum Facility Amount will be applied to the Initial Lenders’ respective Funding Commitments on a pro rata basis.

“Availability Period” means the period from, and including, the Countersign Effective Date until, but excluding, the day that is one calendar month following the Countersign Effective Date (the “Commitment Expiration Date”); provided that the then-effective Commitment Expiration Date may be extended from, and including, such Commitment Expiration Date until, but excluding, the day that is one calendar month following such Commitment Expiration Date at the election of the Borrower by written notice to the Joint Bookrunners no later than two business days prior to such Commitment Expiration Date (each such extension, a “Commitment Expiration Extension”); provided, further, that there may not be more than eleven (11) Commitment Expiration Extensions; provided, further, that notwithstanding anything contained herein, the Availability Period shall expire not later than April 24, 2023.

2.	Titles and Roles.

It is agreed that (i) Morgan Stanley Bank, N.A. will act as lead arranger for the Facility (the “Lead Arranger” and together with any other lead arranger appointed pursuant to this Section 2, the “Lead Arrangers”), (ii) MSSF will act as joint bookrunner for the Facility (together with any other bookrunner appointed pursuant to this Section 2 and together with the Lead Arrangers, each a “Joint Bookrunner” and, collectively, the “Joint Bookrunners”), (iii) MSSF or a third party agent designated by the Borrower with the approval of the Joint Bookrunners (not to be unreasonably withheld or delayed) will act as administrative agent for the Facility (in such capacity, the “Administrative Agent”) and (iv) Morgan Stanley & Co. LLC will act as calculation agent (the “Calculation Agent”).

You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be required to be paid to any Lender (as defined in the Term Sheet) expressly in order to obtain its commitment to participate in the Facility unless you and the Joint Bookrunners shall so agree.

3.	[Reserved].

4.	Information.

You hereby represent and warrant that (as to the Issuer and its subsidiaries and businesses, to your knowledge), (a) all written factual information and written factual data (such information, other than financial information and projections, financial estimates, forecasts and other forward-looking information, collectively, the “Projections” and other than information of a general economic or industry specific nature, the “Information”), that has been or will be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the Acquisition contemplated hereby, when taken as a whole after giving effect to all supplements and updates provided thereto, does not or will not, when furnished, and when taken as a whole and together with the Issuer’s public filings with the Securities and Exchange Commission (other than any portions thereof under the “risk factors” section or other cautionary language) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the Acquisition contemplated hereby, when taken as a whole, have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your or the Sponsor’s control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the initial funding of the Facility (the “Funding Date”), you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections such that (with respect to the Information and the Projections relating to the Issuer and its subsidiaries, to your knowledge) such representations and warranties are true and correct in all material respects under those circumstances, it being understood in each case that such supplementation shall cure any breach of such representations and warranties. You understand that in arranging and syndicating the Facility we may use and rely on the Information and Projections without independent verification thereof.

Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of the foregoing representations, any supplements thereto, or the accuracy of any such representations and warranties, whether or not cured, shall constitute a condition precedent to the availability of the commitments and obligations of the Initial Lenders hereunder or the funding of the Facility on the Funding Date.

5.	Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Joint Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facility (the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances except as provided in the Fee Letter or otherwise expressly agreed in writing.

6.	Conditions.

The commitments of the Initial Lenders hereunder to fund the Facility on the Funding Date and the agreements of the Joint Bookrunners to perform the services described herein are subject solely to the conditions set forth in the Conditions Annex. There are no conditions (implied or otherwise) to the commitments hereunder, and there will be no conditions (implied or otherwise) under the Facility documentation to the initial funding of the Facility on the Funding Date, including compliance with the terms (but not the conditions) of this Commitment Letter, the Fee Letter and the Facility documentation, other than those that are expressly set forth in the Conditions Annex.

7.	Indemnity.

You agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and its and their respective officers, members, directors, employees, agents, advisors and controlling persons and assigns (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature, joint or several, to which any such Indemnified Person may become subject to the extent arising out of or in connection with any actual or threatened claim, litigation, investigation or proceeding resulting from this Commitment Letter (including the Term Sheet), the Fee Letter, the Acquisition, the Facility or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors, the Issuer or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented and invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) material to the interests of all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Persons affected by such conflict notifies you thereof and, with your consent (such consent not to be unreasonably withheld or delayed), retains their own counsel and informs you, of another firm of counsel for such affected Indemnified Persons and each similarly situated Indemnified Person, taken as a whole) (or otherwise as agreed by the Borrower) and other reasonable and documented and invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing (but in the case of fees and expenses of any other advisor or consultant, solely to the extent you have consented to the retention of such person (such consent not to be unreasonably withheld or delayed)); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the fraud, willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled and controlling affiliates or any of its or their respective officers, members, directors, employees, agents, advisors and controlling persons and assigns (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates under this Commitment Letter, the Term Sheet or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against a Commitment Party in its capacity or in fulfilling its role as an Administrative Agent, Calculation Agent, arranger or any similar role under the Facility to the extent none of the exceptions in clauses (i) and (ii) of this proviso would apply) and (b) if and only if the Funding Date occurs, to reimburse each Commitment Party on the Funding Date, upon presentation of a summary statement, for all reasonable and documented and invoiced out-of-pocket expenses and reasonable documented and invoiced fees, disbursements and other charges of counsel to the Administrative Agent, the Calculation Agent and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict retains its own counsel and informs you, of another firm of counsel for such affected Indemnified Person) and of such other counsel retained with your prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) or retained in connection with enforcement of this Commitment Letter or the Fee Letter, in each case incurred in connection with the Facility and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facility documentation and any security arrangements in connection therewith (collectively, the “Expenses”). The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facility documentation upon execution thereof and thereafter shall have no further force and effect.

You shall not, without the prior written consent of any Indemnified Person affected thereby (which consent shall not be unreasonably withheld or delayed) (it being understood that the withholding of consent due to non-satisfaction of any conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person. Each Indemnified Person shall be severally obligated to refund or return any and all amounts paid by you under this Section 7 to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof as determined by a final, non-appealable judgment of a court of competent jurisdiction.

You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7.

Each Indemnified Person shall give (subject to restrictions pursuant to attorney-client privilege, law, rule or regulation, or any obligation of confidentiality) such information and assistance to you as you may reasonably request in connection with any Proceeding in connection with any losses, claims, damages, liabilities and expenses, unless the Indemnified Person reasonably determines there are actual or potential conflicts of interest between you and the Indemnified Person.

Notwithstanding any other provision of this Commitment Letter or the Fee Letter, (i) neither you, nor any of your affiliates nor any Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the fraud, willful misconduct, bad faith or gross negligence of, or a material breach of the obligations under this Commitment Letter, the Term Sheet or the Fee Letter by, such Person or any of such Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors, controlling persons or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, any of your affiliates, the Issuer (or its subsidiaries) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Acquisition (including the Facility and the use of proceeds thereunder), or with respect to any activities related to the Facility, including the preparation of this Commitment Letter, the Fee Letter and the Facility documentation; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with any of the Commitment Parties with respect to which the applicable Indemnified Person is entitled to indemnification pursuant to the third immediately preceding paragraph.

It is further agreed that the Initial Lenders shall be liable in respect of their respective commitments to the Facility on a several, and not joint, basis with any other Initial Lender, and no Initial Lender shall be responsible for the commitment of any other Initial Lender.

8.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance, or, prior to your acceptance hereof, this Commitment Letter and its terms or substance or the activities of any Commitment Party pursuant hereto or to the Fee Letter, shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Sponsor, and to your and any of the Sponsor’s subsidiaries and affiliates and your and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Parties consent to such proposed disclosure (such consent not to be unreasonably withheld or delayed) or (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities or the rules of any applicable stock exchange (in which case, you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof); provided that (i) you may disclose this Commitment Letter and the contents hereof (and, to the extent provisions thereof have been redacted in a manner reasonably satisfactory to us, the Fee Letter) to the Issuer and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter (but not the Fee Letter) and its contents in any syndication or other marketing materials in connection with the Facility or in connection with any public or regulatory filing requirement relating to the Acquisition, (iii) you may disclose the Term Sheet and the other exhibits and annexes to the Commitment Letter (but not the Fee Letter) and the contents thereof, to potential Initial Lenders and their affiliates involved in the related commitments, to equity investors and to rating agencies in connection with obtaining ratings for the Borrower and the Facility, (iv) you may disclose the aggregate fees contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Acquisition to the extent customary or required in offering and marketing materials for the Facility or in any public or regulatory filing requirement relating to the Acquisition, (v) you may disclose this Commitment Letter (but not the Fee Letter) in any tender offer or proxy relating to the Acquisition, (vi) you may disclose the Commitment Letter and the contents thereof to the extent its terms or substance becomes publicly available other than by reason of your violation of the terms of this Commitment Letter and (vii) you may disclose the Fee Letter and the contents thereof to any prospective additional Commitment Party or prospective equity investor and their respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential basis. You agree that you will permit us to review and approve (such approval not to be unreasonably withheld or delayed) any reference to us or any of our affiliates in connection with the Facility or the transaction contemplated hereby contained in any press release (or other written public statement that references any Commitment Party or affiliate thereof by name) prior to public release. The confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the Lender Effective Date.

Each Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Commitment Party agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental, bank regulatory or self-regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental, bank regulatory or self-regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Sponsor, the Issuer or any of your or their respective subsidiaries or affiliates or related parties, (d) to the extent that such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to confidentiality obligations owing to you, the Issuer or any of your or their respective subsidiaries or affiliates or related parties, (e) to the extent that such information was already in our possession prior to any duty or other undertaking of confidentiality or is independently developed by the Commitment Parties without the use of such information, (f) to other Commitment Parties and such Commitment Party’s affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors and other experts, advisors or agents who need to know such information in connection with the Acquisition and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Initial Lenders, hedge providers, participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that the disclosure of any such information to any Initial Lenders, hedge providers or prospective Initial Lenders, hedge providers or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Initial Lender, hedge provider or prospective Initial Lenders or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any information materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information, (h) for purposes of establishing a “due diligence” defense or (i) subject to your prior approval of the information to be disclosed, to rating agencies in connection with obtaining ratings for the Borrower or the Facility. In addition, each Commitment Party may disclose the existence of the Facility to market data collectors, similar service providers to the lending industry and service providers to the Commitment Parties in connection with the administration and management of the Facility. In the event that the Facility is funded, the Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph, shall terminate automatically and be superseded by the confidentiality provisions in the Facility documentation upon the initial funding thereunder to the extent that such provisions are binding on such Commitment Parties. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the Lender Effective Date.

9.	Governing Law.

THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or the Joint Bookrunners at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

10.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by you to another newly formed shell entity organized and existing under the laws of a state of the United States, or another jurisdiction to be agreed between you and us, which is an affiliate of and will be controlled by the Sponsor that consummates or intends to consummate the Acquisition) without the prior written consent of each other party hereto (which consent shall not be unreasonably withheld, delayed or conditioned) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are, and are intended to be, solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and do not, and are not intended to, confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). The Commitment Parties may assign any of their respective commitments or delegate any or all of their respective rights and obligations hereunder to any of their affiliates and reserve the right to employ the services of their respective affiliates or branches in providing services contemplated hereby (each such affiliate or branch, a “Delegate”) and to allocate, in whole or in part, to their respective Delegates certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their respective Delegates may agree in their sole discretion and, to the extent so employed, such Delegates shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of the Commitment Parties hereunder; provided that the applicable Commitment Party shall remain liable to the Borrower for the performance of such rights and obligations by its Delegate and shall not be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facility on the date of the consummation of the Acquisition with the proceeds of the initial funding under the Facility).

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile, scan, photograph or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution”, “signed”, “signature” and words of like import herein shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on the electronic platform DocuSign, digital copies of a signatory’s manual signature, and deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Commitment Letter (including the exhibits hereto), together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the commitments relating to the Facility and (ii) supersede all prior understandings, whether written or oral, among the Joint Bookrunners with respect to the Facility and set forth the entire understanding of the parties hereto with respect thereto.

Each Commitment Party represents and warrants that this Commitment Letter and the Fee Letter constitute its legally valid and binding obligation (except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally), including (i) to provide services set forth herein, in the case of the Joint Bookrunners, and fund its commitment under the Facility upon satisfaction (or waiver) of the conditions precedent as provided herein in Section 6, in the case of the Initial Lenders, and (ii) to negotiate in good faith the Facility documentation in a manner consistent with this Commitment Letter, in each case, enforceable at law and in equity in accordance with their terms and subject only to the conditions precedent as provided herein in Section 6. You represent and warrant that this Commitment Letter and the Fee Letter constitute your legally valid and binding obligations (except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally), enforceable at law and in equity against you in accordance with their terms; provided that nothing contained in this Commitment Letter or the Fee Letter obligates you or any of your affiliates to consummate Acquisition or to draw upon all or any portion of the Facility.

Each Commitment Party acknowledges that the Principal owns common stock of Tesla, Inc. that are not pledged to secure any outstanding obligations and will not be pledged to secure the Facility (the “Unpledged Shares”). Each Commitment Party further acknowledges that the Principal may sell, dispose of or transfer such Unpledged Shares at any time in accordance with applicable securities laws.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and of 31 C.F.R. § 1010.230 (as amended, the “Beneficial Ownership Regulations”), each of the Joint Bookrunners and each of the Initial Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantor, which information may include their names, addresses, tax identification numbers and other information that will allow each of the Joint Bookrunners and the Initial Lenders to identify the Borrower and the Guarantor in accordance with the PATRIOT Act and the Beneficial Ownership Regulations. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulations and is effective for each of the Joint Bookrunners and the Initial Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), information (if applicable), payment of fees, jurisdiction, governing law, venue, waiver of jury trial, absence of fiduciary relationships, survival and confidentiality provisions (if applicable) contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Facility documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facility documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Joint Bookrunners (or their counsel) executed counterparts hereof and of the Fee Letter not later than the Countersign Expiration Time. The Initial Lenders’ Funding Commitments and the obligations of the Joint Bookrunners hereunder will expire at such time in the event that the Joint Bookrunners (or the Joint Bookrunners’ legal counsel) have not received such executed counterparts in accordance with the immediately preceding sentence.

If you do so execute and deliver to the Joint Bookrunners (or their counsel) this Commitment Letter and the Fee Letter, the Commitment Parties agree that the Funding Commitments and the services of the Commitment Parties to be provided hereunder shall be available for you until the earliest of (such earliest date being the “Termination Date”) (i) the Funding Date, (ii) the consummation of the Acquisition without the funding of the Facility, (iii) the termination by the Sponsor of the Acquisition and (iv) the Commitment Expiration Date (as may be extended in accordance with this Commitment Letter). Upon the occurrence of the Termination Date, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Joint Bookrunners to provide the services described herein shall automatically terminate unless each Commitment Party (as to itself) shall, in its discretion, agree to an extension in writing of its commitment; provided that the termination of any such commitment pursuant to this paragraph does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter.

[Signature Pages Follow]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Andrew W. Earls
Name:	Andrew W. Earls
Title:	Managing Director

BANK OF AMERICA, N.A.

By:	/s/ Aurelien Bonnet
Name:	Aurelien Bonnet
Title:	Director - Authorized Signatory

BARCLAYS BANK PLC

By:	/s/ Bradley Diener
Name:	Bradley Diener
Title:	Authorized Signatory

MUFG BANK, LTD

By:	/s/ Michael Gordon
Name:	Michael Gordon
Title:	Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ William Brett
Name:	William Brett
Title:	Authorized Signatory

By:	/s/ Tucker Martin
Name:	Tucker Martin
Title:	Authorized Signatory

BNP PARIBAS

By:	/s/ Stephan Nawrocki
Name:	Stephan Nawrocki
Title:	Managing Director

By:	/s/ Xavier Mengin
Name:	Xavier Mengin
Title:	Global Head of Strategic Equity

[Project X Commitment Letter Signature Page]

CITIBANK, N.A.

By:	/s/ Herman Hirsch
Name:	Herman Hirsch
Title:	Authorized Signatory

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Diana Nott
Name:	Diana Nott
Title:	Managing Director

By:	/s/ Joachim Sciard
Name:	Joachim Sciard
Title:	Managing Director

MIZUHO BANK, LTD.

By:	/s/ Raymond Ventura
Name:	Raymond Ventura
Title:	Managing Director

ROYAL BANK OF CANADA

By:	/s/ Glenn Van Allen
Name:	Glenn Van Allen
Title:	Authorized Signatory

SOCIÉTÉ GÉNÉRALE

By:	/s/ James Masserio
Name:	James Masserio
Title:	Managing Director

CANADIAN IMPERIAL BANK OF COMMERCE

By:	/s/ Brian G. Smith
Name:	Brian G. Smith
Title:	Authorized Signatory

[Project X Commitment Letter Signature Page]

Accepted and agreed to as of

the date first above written:

X HOLDINGS III, LLC

By:	/s/ Elon R. Musk
Name:	Elon R. Musk
Title:	Member

[Project X Commitment Letter Signature Page]

SCHEDULE I

COMMITMENTS

Initial Lender	Facility Commitment	Pro Rata Portion
Morgan Stanley Senior Funding, Inc.	$2,000,000,000	16.0%
Bank of America, N.A.	$1,500,000,000	12.0%
Barclays Bank plc	$1,500,000,000	12.0%
MUFG Bank, Ltd.	$1,500,000,000	12.0%
Credit Suisse AG, Cayman Islands Branch	$1,250,000,000	10.0%
BNP Paribas	$750,000,000	6.0%
Citibank, N.A.	$750,000,000	6.0%
Deutsche Bank AG, London Branch	$750,000,000	6.0%
Mizuho Bank, Ltd.	$750,000,000	6.0%
Royal Bank of Canada	$750,000,000	6.0%
Société Générale	$600,000,000	4.8%
Canadian Imperial Bank of Commerce	$400,000,000	3.2%
Total:	12,500,000,000	100%

EXHIBIT A

Project X

Margin Loan Facility
Summary of Principal Terms and Conditions

[To be Attached]

EXHIBIT A

Summary of Principal Terms and Conditions

GENERAL TERMS:
Borrower	X Holdings III, LLC [1]
Guarantor	Principal (Full and Unconditional Guarantee)
Lead Arranger	Morgan Stanley Bank, N.A.
Administrative Agent	Morgan Stanley Senior Funding, Inc.
Lenders	A syndicate of lending banks to be determined (other than disqualified lenders)
Custodian	Morgan Stanley & Co. LLC
Calculation Agent and Collateral Agent	Morgan Stanley & Co. LLC
Funding Date

Any time during the Availability Period upon 3 Business Days’ notice

The Market Reference Price used to determine the Number of Shares required to satisfy the Maximum Initial LTV Level will be determined as of the second Business Day prior to the Funding Date.

Loan Amount

USD 12,500,000,000 across Lenders, provided that the LTV Ratio on the Funding Date does not exceed the Maximum Initial LTV Level. The Loan Amount will be funded in a term loan on the Funding Date.

The Loan Amount may be decreased at the election of the Borrower as set forth in the Commitment Letter referred to below.

Loan Currency	USD
Maturity Date	3 years from the Funding Date
Shares	Ordinary shares of Tesla, Inc. (Bloomberg Ticker: TSLA US Equity) (the “Issuer”)
Collateral Account

Shares in an amount equal to the Number of Shares are deposited in a collateral account (with separate sub-accounts for each Lender) pledged to the Lenders at Custodian in DTC form and free of any lock-up or selling restrictions other than any restrictions arising as a matter of law (the “Collateral Shares”)

Collateral Agent to control Collateral Account on behalf of Lenders, and each Lender to have a security interest in the Shares held in or credited to the sub-account of Collateral Account of such Lender (which shall be a pro rata portion of the Collateral Shares)

No rehypothecation or borrow rights by Custodian or Lenders

Number of Shares	[ ][2] Shares
Exchange	Nasdaq Global Select Market
Use of Proceeds	To pay a portion of the purchase price to acquire the target company and the fees and expenses incurred in connection with this financing and the other financings for the acquisition of the target company

FINANCING TERMS:
Interest Rate	Base Rate plus Spread on the outstanding Loan Amount
Base Rate	The higher of (i) 3-month Term SOFR and (ii) zero
Spread	3.00%

1 The Borrower will be a bankruptcy-remote newly-formed limited liability company incorporated in the state of Delaware. See “Borrower Organization Documents” below.

2 To be determined based on the Market Reference Price on the second Business Day prior to Funding Date.

Interest Payment Dates	Quarterly following the Funding Date to be paid in cash or PIK at the borrower’s election. To the extent that PIK is elected, the interest amount shall be added to the Loan Amount
Facility Amortization Amount	5% per annum, paid on the outstanding Loan Amount on each relevant date
Upfront Fee	0.5% of the Loan Amount payable on the Funding Date pro rata to each of the Lenders

COLLATERAL TERMS:
LTV Ratio	Net Obligations divided by the Aggregate Collateral Share Value
Net Obligations	Loan Amount plus accrued and unpaid interest minus the amount of Cash Collateral minus the cash value of any Shares sold pursuant to a Permitted Sale Transaction that remain in the Collateral Account pending settlement
Aggregate Collateral Share Value	The Market Reference Price multiplied by the number of Collateral Shares (excluding any Collateral Shares sold pursuant to a Permitted Sale Transaction that remain in the Collateral Account pending settlement)
Market Reference Price	The official closing price of the Shares on the Exchange on any day multiplied by the Disrupted Day Haircut
Disrupted Day Haircut	In the event there are 3 or more consecutive scheduled trading days for the Shares that are Disrupted Days (to be defined), (i) 100% less (ii)(a) 5% multiplied by (b) (x) the number of consecutive Disrupted Days minus (y) one.
Collateral Shortfall	If on any day the LTV Ratio exceeds the LTV Margin Call Level, the Borrower shall, within two Business Days, (i) transfer sufficient Additional Collateral to the Collateral Account, (ii) prepay the Loan Amount and/or (iii) sell Collateral Shares (with the proceeds of such sales to be deposited in the Collateral Account and/or applied to prepay the Loan Amount) in order to bring the LTV Ratio to or below the LTV Reset Level
Maximum Initial LTV Level	20%
LTV Margin Call Level	35%
LTV Reset Level	25%
LTV Release Level	15%
Additional Collateral	USD Cash placed in the Collateral Account. No additional Shares may be pledged after the Funding Date
Collateral Release	If, on any day, the LTV Ratio has been lower than or equal to the LTV Release Level for 5 consecutive scheduled trading days, the Borrower can require the Lender to release, with two Business Days’ notice, Collateral Shares for purposes of settling Permitted Sale Transactions or cash from the Collateral Account, provided that no material default, Event of Default, Potential Adjustment Event, Mandatory Prepayment Event or Collateral Shortfall shall have occurred and be continuing immediately prior to, or immediately following, such release and that after such release the LTV Ratio does not exceed the LTV Release Level.

REPAYMENT TERMS:
Loan Repayment

On each annual anniversary of the Funding Date, Borrower shall pay the Facility Amortization Amount

On the Maturity Date, Borrower shall repay any outstanding Loan Amount plus all accrued and unpaid interest thereon and any other outstanding amounts owed

Mandatory Prepayment Event

Typical for a transaction of such nature, including but not limited to:

▪     Share Price Event: The VWAP of the Shares on the Exchange on any day is below 40% of its official closing price on the Funding Date

▪     Completion of a Merger Event in respect of the Shares

▪     Change of Control of the Issuer

▪      Bankruptcy or Insolvency of the Issuer

▪      Delisting

▪      Nationalization of the Issuer

▪      Imposition of transfer restrictions on the Shares

▪      Disruption in trading of the Shares or Exchange closure for 5 consecutive scheduled trading days

▪      Potential Adjustment Event for which Calculation Agent determines that no adjustment could be made to produce a commercially reasonable result

▪      Change of Control of the Borrower

The Borrower shall repay the Loan Amount outstanding as well as all accrued and unpaid interest thereon and any Make-Whole Amount after notice is given of a Mandatory Prepayment Event

Potential Adjustment Event

▪      Stock split, reverse stock split, or stock dividend of the Shares

▪      Announcement of a Tender Offer, Merger Event, Delisting, Nationalization

▪      Completion of a Tender Offer in respect of the Shares

▪     The 30-day ADTV of the Shares falls below 10 MM shares

▪     Any other event that has a diluting effect on the value of the Shares

Voluntary Prepayment

Borrower may at any time prepay the loan in full or in part by providing 3 Business Days’ notice to the Lenders, in an amount equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof

In case of any prepayment the Borrower will pay (i) Loan Amount being prepaid; (ii) any unpaid and accrued interest thereon; (iii) any Make-Whole Amount and (iv) if applicable, customary breakage costs

Make-Whole Amount	For any prepayments of the Loan Amount made within 18 months of the Funding Date, excluding any Facility Amortization Amount Loan Repayment, an amount equal to (a) the Loan Amount so prepaid, multiplied by (b) the number of calendar days between the relevant prepayment date and the date that is 18 months after the Funding Date divided by 360, multiplied by (c) 50% of the Spread
Events of Default

Typical for transaction of such nature and to be limited to the following (with customary thresholds, exceptions and cure periods):

▪      Non-payment of Loan Amount (with no grace period)

▪      Non-payment of interest (with a 5-day grace period)

▪      Failure to cure a Collateral Shortfall

▪      Breach of covenants

▪      Breach of obligations

▪      Misrepresentation

▪      Invalidity, Unlawfulness and Repudiation

▪      Failure of Security

▪      Insolvency, Insolvency Proceedings or Insolvency Filing by the Borrower

▪      Cross-default to indebtedness of affiliates of Borrower (other than Issuer or its subsidiaries) that is secured by Shares

▪      A judgment or order for the payment of money against Borrower

▪     Any government investigation against Borrower that would reasonably be expected to have a Material Adverse Effect

Consequences of Events of Default	During the continuance of an Event of Default, any Lender may (i) declare its pro rata share of the principal amount of the Loan, all accrued and unpaid interest thereon, the Make-whole Amount (if any) with respect thereto and (ii) failing such payment, exercise remedies against Borrower, including foreclosing on any and all collateral then credited to its sub-account of the Collateral Account

OTHER TERMS:
Dividends	Any distribution with respect to the Collateral Shares (ordinary or extraordinary, cash or non-cash dividends or other distributions) to be received into the Collateral Account, pledged to Lenders
Permitted Sale Transaction

Borrower can sell Collateral Shares at any time subject to the following constraints:

▪     Such sale is effected on an arm’s length basis

▪     The proceeds will be deposited to the Collateral Account or applied to prepay the Lenders on a pro rata basis

▪     No Mandatory Prepayment Event, Potential Adjustment Event or Event of Default exists or would immediately result therefrom

Security Structure	New York law pledge over the Collateral Shares in the Collateral Account and all proceeds thereon, including Dividends
Rehypothecation Rights	Not applicable
Voting of Shares

Borrower may continue to exercise its voting rights in respect of the Collateral Shares

The Collateral Agent shall promptly, and in a timely manner, execute all proxies (or other mechanism as agreed between the Lenders and Borrower) for the purpose of enabling Borrower to exercise its voting rights in respect of the Collateral Shares

Assignment/Hedging	Any Lender can assign, sub-participate or hedge at any time without prior consent on terms customary for this type of financing; provided that any Lender assignment shall be subject to a list of disqualified potential lenders.
Confidentiality	Typical provisions for a transaction of this nature, including customary exceptions to permit the Lenders to assign, sub-participate or hedge
Business Days	New York
Governing Law	New York
Documentation	Margin Loan Agreement, Control Agreement, Security Agreement, Issuer Agreement, Guarantee
Other Fees	All taxes, duties, registration fees, legal fees, trustee or custodian fees, and enforcement costs (if any) incurred by the Lenders in relation to the Loan shall be reimbursed promptly by the Borrower when requested, subject to customary limitations, including that all legal fees shall be reasonable and documented, and the Lenders and the Administrative Agent shall only be entitled to the reimbursement of the reasonable and documented fees of one primary firm of counsel
Conditions Precedent to Funding	As set forth on Exhibit B to the Commitment Letter. ▪
Issuer Agreement

Issuer to represent to the Lenders and the Administrative Agent that, among other things, the entry into the margin loan transaction and the pledge of the Collateral Shares will not violate the Issuer trading and corporate policies, constitutional documents or bylaws.

The Issuer to covenant to the Lenders that the Issuer will not change its Board pledging policy applicable to directors and executive officers with respect to pledged Shares prior to the Maturity Date.

Borrower Organization Documents

Typical for a transaction of such nature; to include the following concepts that will apply for so long as any Loan Amount remains outstanding:

▪      the Borrower will appoint an independent director reasonably satisfactory to the Lenders

▪     any bankruptcy, insolvency, winding up, liquidation, reorganization or similar proceedings or events with respect to the Borrower will require an affirmative vote of the independent director

▪     customary limited purpose provisions

▪     customary separateness provisions

▪     other provisions related to the foregoing for the continued ownership, existence and governance of the Borrower and otherwise to effectuate such provisions

▪      prohibitions on certain amendments of the Organizational Documents without Administrative Agent consent (not to be unreasonably withheld or delayed)

Representations & Warranties

Representations and Warranties customary to this type of financings (to be determined in the documentation), including, but not limited to the following (and subject to customary exceptions and qualifications to be agreed): organization, existence, and power; qualification; authorization and enforceability; non-conflict with other obligations; validity and admissibility in evidence; governing law and enforcement; deduction of tax; no filing or stamp taxes; no default; no material misleading information (with respect to any factual information provided); governmental consents; no material adverse change; compliance with laws including compliance with PATRIOT Act, Beneficial Ownership Regulation, OFAC, ERISA, margin regulations, Foreign Corrupt Practices Act and laws with respect to sanctioned persons and any applicable anti-corruption laws; compliance with corporate policies of the Issuer; inapplicability of the Investment Company Act; Funding Date solvency; status of the Borrower as a special purpose entity; no proceedings pending or threatened; no overdue tax filings, no tax claims or investigations and all due taxes paid; security valid and perfected; no MNPI with respect to Issuer or the Shares; and good title to the Shares

Information Covenants

Including, but not limited to the following (and subject to customary exceptions and qualifications to be agreed): unaudited annual balance sheet and unaudited statement of profit and loss of the Borrower; notices of any material events; no provision of material non-public information concerning the Issuer; compliance with Exchange Act requirements; notification of default; semi-annual certificates from the Borrower with respect to no continuing Event of Default and compliance with the Prohibition on Other Financings provision; all reasonable KYC due diligence requirements; and provision of information, documentation and consents required to facilitate hedging transactions and foreclosure upon enforcement

Other Covenants

Including, but not limited to the following (and subject to customary exceptions and qualifications to be agreed): maintenance of procedures to ensure compliance with FCPA and any applicable anti-corruption laws, OFAC and other laws with respect to sanctions; maintenance of books and records; maintenance of existence; authorizations; compliance with applicable laws and regulations (including ERISA); compliance with corporate policies of the Issuer; payment of obligations and taxes; compliance with constituent documents and observance of special purpose provisions; maintenance of at least one independent director; further assurances on Collateral matters; no merger; no change of business; taxation; no financial indebtedness nor liens on its property (with customary permitted liens); prohibition on other financings (as described below); arm’s length transactions; no impairment of security; maintenance of books and records; maintenance of existence; limitation on material amendments to constituent documents; limitation on creation of subsidiaries; limitation on making restricted payments; limitation on the making or holding of investments (other than Collateral); prohibition on the use of proceeds in violation of any anti-corruption or sanctions laws; prohibition on acting as an investment company; prohibition on violation of margin regulations; prohibition on changing tax status; prohibitions on contributions to employee benefit plans

Prohibition on Other Financings

The Borrower shall not, and the Borrower shall procure that each of its affiliates (other than the Issuer or any of its subsidiaries) shall not, directly or indirectly, grant, or suffer to exist, any lien on any Shares that do not constitute Collateral Shares to secure any obligation of the Borrower or any of its affiliates, other than any such liens that were granted by affiliates of the Borrower prior to the Countersign Effective Date (as defined below) and the re-financing of such obligations secured by such liens in an amount not to exceed the amount so refinanced (plus premiums, accrued interest, fees and expenses) (each, a “Permitted Refinancing”); provided that any liens on Shares not constituting Collateral Shares securing obligations of affiliates of the Borrower incurred on or after the Countersign Effective Date and prior to the Funding Date (other than a Permitted Refinancing) that do not in the aggregate of all such obligations exceed $150 million in principal amount shall be excluded from the foregoing restriction.

LENDER COMMITMENTS
Commitment Letter

Each Lender will execute the commitment letter to which this Summary of Principal Terms and Conditions is attached (the “Commitment Letter”) confirming the total principal amount of its respective commitment to fund the margin loan on the Funding Date, subject to satisfaction of the conditions precedent set forth on Exhibit B to the Commitment Letter.  Each Lender’s funding commitment will be effective as of the Lender Effective Date.

Commencing on the Lender Effective Date, the Lenders’ commitments will remain available during the Commitment Effective Period.  No upfront availability fee will be paid to the Lenders at the time the Lenders sign the Commitment Letter or during the Commitment Effective Period.  If the Borrower has not countersigned the Commitment Letter before Countersign Expiration Time, each Lender’s respective commitment will expire.  If the Borrower countersigns the Commitment Letter during the Commitment Effective Period, the Borrower’s obligations to pay the fees contemplated thereunder to be paid on the Countersign Effective Date will become effective.

Countersign Effective Date	The date upon which the Borrower signs the Commitment Letter
Commitment Effective Period	The two-week period commencing on the Lender Effective Date and, unless the Borrower signs the Commitment Letter prior to the Countersign Expiration Time, ending at the Countersign Expiration Time .

EXHIBIT B

Project X
Supplemental Conditions

Except as otherwise set forth below, the availability and initial funding on the Funding Date of the Facility shall be subject to the satisfaction (or waiver by the Commitment Parties) of the following conditions:

1.             If the Acquisition is accomplished via a tender offer by the Principal (as such tender offer may be amended, supplemented or otherwise modified from time to time, the “Tender Offer”) pursuant to the initial offer to purchase, to be dated on or about April 2022 (as such offer to purchase may be amended, supplemented or otherwise modified from time to time, the “Initial Offer to Purchase” (it being acknowledged that the draft of the Initial Offer to Purchase received by counsel to the Joint Bookrunners on April 20, 2022 at 5:34 p.m. (New York time) is reasonably acceptable to the Joint Bookrunners)), the Tender Offer shall have been immediately prior to or, substantially concurrently with, the initial borrowing under the Facility, consummated in all material respects in accordance with the terms of the Initial Offer to Purchase, without giving effect to any modifications, amendments or express waivers or consents by you (or one of your affiliates) thereto that are materially adverse to the Initial Lenders in their capacities as such without the written consent of the Joint Bookrunners (not to be unreasonably withheld, conditioned or delayed); provided that any modification, amendment, waiver or consent by you (or one of your affiliates) with respect to the Poison Pill Condition (as defined in the Tender Offer as of the date hereof), the Minimum Tender Condition (as defined in the Tender Offer as of the date hereof) or the Merger Agreement Condition (as defined in the Tender Offer as in effect on the date hereof) shall be deemed materially adverse to the Initial Lenders in their capacities as such without the express written consent of the Joint Bookrunners who (together with their respective affiliates) hold at least 66.67% of the aggregate commitments in respect of the Facility. If the Acquisition is accomplished via an agreement and plan of merger (or similarly styled agreement) to be entered into with the Target (the “Acquisition Agreement”) (i) the Acquisition Agreement shall be reasonably acceptable to the Joint Bookrunners (it being understood that any such agreement shall be deemed to be reasonable to the Joint Bookrunners if (x) the terms of the Acquisition set forth therein are generally consistent with the Initial Offer to Purchase without material modifications that are materially adverse to the Initial Lenders and (y) contain customary “Xerox” lender protection provisions) and (ii) the Acquisition shall have been immediately prior to or, substantially concurrently with the initial borrowing under the Facility, consummated in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments or express waivers or consents by you (or one of your affiliates) thereto that are materially adverse to the Initial Lenders in their capacities as such without the consent of the Joint Bookrunners (not to be unreasonably withheld, conditioned or delayed). It being understood that for purposes of the condition set forth in this paragraph 1, (x) any increase in consideration payable with respect to the Acquisition shall not be materially adverse to the Initial Lenders so long as such increase is not funded with additional indebtedness (other than amounts available to be drawn on the Funding Date from the Facility) and (y) notwithstanding the proviso above any modification, amendment, waiver or consent by you (or one of your affiliates) with respect to the Minimum Tender Condition shall not be deemed to be materially adverse to the Initial Lenders in their capacities as such if you (or one of your affiliates) acquire at least ninety percent (90)% of the outstanding shares of the Issuer pursuant to the Tender Offer and consummate the acquisition as a “short form” second-step merger pursuant to Section 253 of the DGCL as described in the Initial Offer to Purchase.

2.            The Administrative Agent and the Initial Lenders shall have received, at least three business days prior to the Funding Date, (a) all documentation and other information about the Borrower and the Guarantor as shall have been reasonably requested in writing by the Administrative Agent or the Initial Lenders at least ten business days prior to the Funding Date and as required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act and (b) if the Borrower qualifies as a “legal entity” customer under 31 C.F.R. § 1010.230 and the Administrative Agent has provided the Borrower the name of each requesting Initial Lender and its electronic delivery requirements at least ten business days prior to the Funding Date, the Administrative Agent and each such Initial Lender requesting a certification regarding beneficial ownership as required by 31 C.F.R. §1010.230 (such certification, the “Beneficial Ownership Certification”) (which request is made through the Administrative Agent) will have received, at least three business days prior to the Funding Date, the Beneficial Ownership Certification in relation to the Borrower.

3.            The Administrative Agent and each Initial Lender shall have received each of the following documents, duly executed:

a.	duly executed counterparts of the margin loan agreement (the “Margin Loan Agreement”), dated as of its execution date which may be the Funding Date or an earlier date and based on a mutually agreed-upon market precedent with customary provisions for a syndicated margin loan in the U.S. market and consistent with the Term Sheet;

b.	duly executed counterparts of the Facility documentation, dated as of the Funding Date (except for the Margin Loan Agreement) and based on a mutually agreed-upon market precedent with customary provisions for a syndicated margin loan in the U.S. market and consistent with the Term Sheet;

c.	a customary certificate of the Borrower, dated as of the Funding Date and executed by an authorized representative, which shall (i) certify the resolutions authorizing the execution, delivery and performance of the Facility documentation to which it is a party and the transaction to be consummated by it on the Funding Date and (ii) contain appropriate attachments, including the organization documents and the engagement letter for, or other reasonably satisfactory evidence of the engagement of, an independent director for the Borrower, and (b) a long form good standing certificate for the Borrower from its jurisdiction of organization;

d.	a solvency certificate of the Borrower from an authorized representative thereof, dated as of the Funding Date and in the form of Annex B-I attached hereto;

e.	a customary opinion of counsel to the Borrower and the Guarantor, addressed to Administrative Agent and the Initial Lenders, dated as of the Funding Date;

f.	the results of a recent lien and judgment search in the jurisdiction of organization of the Borrower and a judgment search in the jurisdictions of residence of the Guarantor, and each such search shall reveal no liens on any of the assets of the Borrower except for certain permitted liens (to be defined in the Margin Loan Agreement), or judgments against any of the Borrower or the Guarantor;

g.	proper financing statements (Form UCC-1 or the equivalent) of the Borrower for filing under the Uniform Commercial Code or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the security agreement (the “Security Agreement”); and

h.	FRB Form U-1 or FRB Form G-3 duly executed by the Borrower to the extent required by any Initial Lender.

4.         On or prior to the Funding Date, the collateral accounts for the Initial Lenders shall have been established by Borrower and Guarantor; Borrower and Guarantor shall have executed and delivered all account opening documentation reasonably requested by the custodian for the collateral accounts; the common stock of Tesla, Inc. to be pledged as collateral (the “Collateral Shares”) shall have been credited to the collateral accounts on a pro rata basis and held through the facilities of DTC; such Collateral Shares shall be free from all transfer restrictions (other than certain permitted transfer restrictions) and restrictive conditions (other than certain permitted transfer restrictions); and all steps required to perfect the Initial Lenders’ security interest in the Collateral Shares shall have been satisfied in all material respects.

5.         All fees required to be paid on the Funding Date pursuant to the Fee Letter or the Facility documentation and reasonable out-of-pocket expenses required to be paid on the Funding Date pursuant to the Commitment Letter or the Facility Documentation, to the extent invoiced at least three business days prior to the Funding Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowings under the Facility, have been, or will be substantially simultaneously, paid (which amounts may, at your option, be offset against the proceeds of the Facility).

6.         Each of the Specified Representations (as defined below) shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects) on and as of the Funding Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such date (unless any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects as of such date).

7.         Borrower shall have delivered to Administrative Agent a certificate from a responsible officer of Borrower in the form set forth in Annex B-2 hereto, dated as of the Funding Date, which shall contain representations that the conditions set forth in Conditions (4), (6), (9) and (10) of this Exhibit B have been satisfied.

8.             Borrower shall have delivered to Administrative Agent a Borrowing Notice at least three business days prior to the Funding Date.

9.             Immediately after giving effect to the advances, the LTV Ratio (as such term is defined in the Term Sheet) shall not exceed 20%.

10.           No Collateral Shortfall (as such term is defined in the Term Sheet) shall have occurred that has not been cured or waived, and no Default, Event of Default, Potential Adjustment Event, Mandatory Prepayment Event (in each case, as defined in the Term Sheet) shall have occurred and be continuing, in each case on the Funding Date and none of the foregoing shall result from the funding of the Facility or the application of the proceeds therefrom.

11.           The Funding Date shall have occurred no later than the end of the Availability Period.

For purposes of this Exhibit B, “Specified Representations” means the representations and warranties made by the Borrower and the Guarantor to be set forth in the Facility Documentation relating to the corporate or other organizational existence, power and authority, due authorization, execution, delivery and enforceability, in each case related to the borrowing under, guaranteeing under, granting of security interests in the Collateral Shares to, entry into and performance of, the Facility Documentation; the incurrence of the loans and the provision of the guarantee to be provided by the Guarantor, in each case under the Facility, and the granting of the security interests in the Collateral Shares to secure the Facility, not conflicting with the Borrower’s constitutional documents or conflicting with any of the contracts, indentures, or other agreements of the Borrower or the Guarantor; solvency as of the Funding Date of each of the Borrower and the Guarantor on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is defined in the solvency certificate to be delivered pursuant to paragraph 3d of this Exhibit B); creation, validity and perfection of security interests in the Collateral Shares to be perfected on the Funding Date (subject to permitted liens); Federal Reserve margin regulations; the use of loan proceeds not violating OFAC or the FCPA, and other anti-terrorism, anti-bribery, anti-corruption and anti-money laundering laws; the PATRIOT Act; and the Investment Company Act.

CONFIDENTIAL	ANNEX B-I

Form of Solvency Certificate

Date: _____

This Solvency Certificate is delivered pursuant to Section [____] of the Margin Loan Agreement, dated as of [____], 2022 (as it may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Loan Agreement”), among X Holdings III, LLC, a Delaware limited liability company (the “Borrower”), the lenders from time to time party thereto (“Lenders”) and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Calculation Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

The undersigned hereby certifies, solely in his capacity as Member of the Borrower, and not in his individual capacity (and without personal liability), as follows:

1.            I am the sole Member of X Holdings III, LLC. I am familiar with the Transactions, and have reviewed the Loan Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2.            As of the date hereof, immediately after giving effect to the consummation of the Transactions, (i) the present fair market value of the assets of the Borrower exceeds the total amount of the liabilities (including contingent liabilities) of the Borrower, (ii) the Borrower has capital and assets sufficient to carry on its businesses, (iii) the Borrower is not engaged and is not about to engage in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction and (iv) the Borrower does not intend to incur or believe that it will incur debts beyond its ability to pay as they become due.

3.            The Borrower will not be rendered insolvent by the consummation of the Transactions.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as the Member of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent, the Calculation Agent or the Lenders with respect thereto.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

X HOLDINGS III, LLC

By:
Name:	Elon R. Musk
Title:	Member

B-2

CONFIDENTIAL	ANNEX B-II

Form of Responsible Officer’s Certificate

Reference is made to the Margin Loan Agreement, dated as of [____], 2022 (as it may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Loan Agreement”), among X Holdings III, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Calculation Agent. Terms used but not defined herein shall have the meanings given to such terms in the Loan Agreement.

This certificate is being furnished pursuant to Section [____] of the Loan Agreement.

(i)	The undersigned, Elon R. Musk, Member of the Borrower, solely in his capacity as Member of the Borrower and not individually, and in his individual capacity as guarantor to the Loan Agreement ( in such capacity, “Guarantor”) hereby certifies, on [____], 2022, that, as of the date hereof:

•	(i) the Collateral Accounts for each Lender making Advances on the date hereof have been established by Borrower; (ii) Borrower has executed and delivered all account opening or other documentation reasonably requested by Custodian; (iii) [____] Shares constituting Acceptable Collateral have been credited to the Collateral Accounts on a Pro Rata Basis; (iv) the Collateral Shares are free from all Transfer Restrictions (other than Permitted Transfer Restrictions) and Restrictive Conditions (other than Permitted Restrictive Conditions); and (v) the Collateral Requirement has been satisfied in all material respects;

•	the Specified Representations contained in the Margin Loan Documentation are true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case it is true and correct in all respects) on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date (unless any such representation or warranty is qualified as to materiality, in which case it is true and correct in all respects as of such date);

•	immediately after giving effect to the Advances made on the date hereof, the LTV Ratio does not exceed the Maximum Initial LTV Level; and

B-1

•	(i) no Collateral Shortfall has occurred that has not been cured or waived as of the date hereof, (ii) no Default, Event of Default or Adjustment Determination Period has occurred and is continuing, in each case, on the date hereof and (iii) no event described in the foregoing clauses (i) and (ii) will result from the Advances made on the date hereof or the application of the proceeds therefrom.

[Remainder of page intentionally left blank]

B-2

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date first written above.

X HOLDINGS III, LLC

By:
Name:	Elon R. Musk
Title:	Member

B-3